UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

ANWORTH MORTGAGE ASSET CORPORATION
(Name of Registrant as Specified in Its Charter)

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WESTERN INVESTMENT LLC, AN ACTIVIST HEDGE FUND, IS TRYING TO TAKE CONTROL OF YOUR BOARD WITHOUT ANY LONG-TERM PLAN

WESTERN AND ITS HAND-PICKED NOMINEES HAVE ZERO EXPERIENCE MANAGING PUBLIC MORTGAGE REITS

PROTECT YOUR INVESTMENT AND VOTE THE WHITE PROXY CARD TODAY

May 8, 2014

Dear Stockholders:

Western Investment LLC is waging an opportunistic and aggressive campaign to replace five of your proven, highly-qualified directors with its hand-picked nominees who have zero experience overseeing and running public mortgage REITs. Not only is Western trying to take over your Board without any specific plan to enhance stockholder value and by using flamboyant rhetoric and self-serving statements, but we believe Western is putting the Company and your investment at significant risk.

Who do you trust to run your Company – a proven Board and management team with over 80 years of experience as directors and managers of public mortgage REITs, or, an activist hedge fund and its slate of nominees who have no experience as directors, officers or managers of a publicly traded REIT? We believe that handing the keys to your board room over to Western and its nominees so they can learn “on the job” is a risk to your investment that you should not take.

When Western acquired its entire 4.0% stake in your Company in just the past five months it didn’t even attempt to engage in a constructive or substantive dialogue with your Board. Instead, Western introduced itself by immediately telling Anworth that it wanted to take control of your Board and that Anworth should delay its 2014 Annual Meeting. Western had nothing specific to recommend because, to this day, it has no plan or strategy to enhance long-term value and investment returns.

BECAUSE THEY HAVE NO EXPERIENCE AT THE HELM OF A PUBLIC MORTGAGE REIT, WESTERN AND ITS NOMINEES APPEAR TO BE MAKING UP THEIR EVER-CHANGING “PLAN” FOR ANWORTH ON THE FLY

Western’s own public disclosures speak for themselves:

•	First, Western’s principal focus was on liquidating Anworth.

“…best thing that can be done for stockholders is to simply liquidate the REIT”

“…only way to provide fair value at this point is to liquidate the REIT.”1

•	Then, when Western recognized that liquidation was an expensive, protracted and uncertain process, it stated it would “consider” a liquidation.

“[our] nominees would consider liquidating Anworth”2

[1]	Western’s Preliminary Proxy Statement, April 4, 2014
[2]	Western’s Definitive Proxy Statement, filed with the SEC on April 25, 2014

•	And now, in its recent investor presentation, Western lays out an “action plan” that is all over the map and claims to be looking at liquidation as a last resort.

“In the unlikely event there is a liquidation”

“Maximizing long-term value for stockholders preferably by engaging a new manager”

“Open to continuing Anworth’s existing relationship with Credit Suisse”

“Immediate priority is to evaluate strategic alternatives”

“We would consider a new manager for Anworth”3

WHY ALL THE BACK-PEDALING? BECAUSE WESTERN BRINGS TO THE TABLE NO INVESTMENT STRATEGY, NO BUSINESS MODEL AND NO SPECIFIC PROPOSAL TO BUILD LONG-TERM VALUE AND INCREASE RETURNS

WE BELIEVE THIS ACTIVIST HEDGE FUND HAS PRESENTED NO LONG-TERM PLAN TO CREATE VALUE BECAUSE IT IS FOCUSED ONLY ON OPPORTUNISTIC SHORT-TERM TRADING GAINS

Despite WESTERN’S EVER-CHANGING “PLAN” for Anworth, it hasn’t proposed any concrete ideas that are likely to add value above the current stock price to shareholders.

In fact, the only specific recommendations that Western has disclosed are that Anworth should aggressively pursue share repurchases and hire an investment bank.

Anworth has been repurchasing shares of its stock from time to time since 2005. For the 12- months ended March 31, 2014, Anworth repurchased approximately 13 million shares. Our buyback program continues to this day. In fact, since March 31, 2014, we repurchased approximately 5 million shares. Moreover, your Board’s 100% independent Strategic Review Committee has already engaged Credit Suisse to identify specific transactions to execute Anworth’s announced diversification strategy and to make recommendations regarding potential capital markets transactions.

WESTERN’S STATEMENT THAT, IF ELECTED, ITS NOMINEES WOULD CONSIDER TERMINATING YOUR REIT MANAGER AND HIRING AN INTERIM MANAGER, IS FLAWED AND COULD JEOPARDIZE ANWORTH, YOUR DIVIDEND INCOME AND THE LONG-TERM VALUE OF YOUR INVESTMENT

What Western neglects to mention is that its replacement manager “plan” excludes the cost of terminating your REIT manager, which Anworth would have to pay, and that Western’s suggested interim manager, Fisher Francis Trees & Watts Inc. (FFTW), tried and failed to launch a publicly traded mortgage REIT. In 2008 FFTW tried to take public its affiliate mortgage REIT, Galiot Capital Corporation. In July 2009, FFTW cancelled the IPO of Galiot.

[3]	Western’s Investor Presentation, filed with the SEC on May 2, 2014

DON’T BE MISLED BY WESTERN

The following claims by Western regarding your Company are disingenuous, misleading, and in many instances, simply wrong:4

WESTERN’S CLAIM: Anworth’s 2014 performance is “primarily attributable to Western Investment’s activity.”

THE FACTS: The total return on your investment in Anworth so far in 2014 has been approximately 34%, with a 24% return prior to Western’s public announcements.

WESTERN’S CLAIM: Anworth “failed to aggressively repurchase shares” until “threatened with a proxy contest.”

THE FACTS: Your Board authorized aggressive share repurchases well before Western’s filing. For the 12-months ended March 31, 2014, Anworth repurchased approximately 13 million shares and our buyback program continues to this day.

WESTERN’S CLAIM: Anworth’s total return performance “has been among the lowest of comparable mortgage REITs.”

THE FACTS: Anworth has substantially outperformed the NAREIT Mortgage REIT index during the last 10 years, delivering a total return of 23% versus – 13%. In evaluating Anworth’s performance over the last decade, Western selectively dismisses the NAREIT Mortgage REIT index and has cherry-picked a misleading set of “peer companies” that includes REITs whose strategies are not comparable to Anworth during this period. And since inception, Anworth has delivered a total return on investment of approximately 267% compared to 66% for the NAREIT Mortgage REIT index over the same time period.

YOUR BOARD CONSISTS OF PROVEN AND HIGHLY EXPERIENCED DIRECTORS

WE BELIEVE ANWORTH HAS THE RIGHT LEADERSHIP TO DELIVER SIGNIFICANT STOCKHOLDER VALUE AND INCREASE YOUR INVESTMENT RETURNS NOW AND INTO THE FUTURE

Your Board is composed of directors who have extensive experience overseeing and managing publicly traded REITs, have financial expertise, and are committed to continuing to build long-term stockholder value and returns on your investment.

With a strong balance of mortgage REIT and large public company board experience, we believe your Board is well-suited to help design and oversee management’s execution of Anworth’s investment and growth strategy, and position Anworth for continued long-term success.

We recently nominated Mark S. Maron, a new independent director for election at the 2014 Annual Meeting. We believe the Board will be further strengthened by the addition of Mr. Maron who brings a fresh perspective and extensive experience in real estate finance and capital markets.

[4]	All of the quoted claims by Western are included in its Investor Presentation filed with the SEC on May 2, 2014

STICK WITH WHAT HAS WORKED WELL FOR ALL STOCKHOLDERS OVER THE LONG TERM

Anworth’s strategy of investing in predominately adjustable rate assets funded by hedged liabilities has provided above average long-term risk adjusted returns - - with a total return on investment of approximately 267% since Anworth’s IPO 16+ years ago and approximately 34% so far in 2014 - - with reduced volatility.

With a proven track record and intense focus on building long-term stockholder value through strategic equity issuances and accretive buybacks, your directors and management are positioning your Company for increased growth, dividend income and steady investment returns.

In contrast, we believe Western is focused on short-term, opportunistic trading gains and has failed to demonstrate that a change in the composition of your Board is warranted. We believe Anworth’s strong historical performance and actions to enhance stockholder value and returns merits your continued support of your entire Board.

PROTECT YOUR INVESTMENT INCOME AND THE LONG-TERM VALUE OF YOUR ANWORTH STOCK

VOTE TO ELECT ALL SIX OF YOUR BOARD’S DIRECTOR NOMINEES

VOTE THE WHITE PROXY CARD TODAY!

We urge you to protect the value of your investment by affirmatively voting “FOR” the election of all of your Board’s six director nominees: Lloyd McAdams, Lee A. Ault III, Joe E. Davis, Robert C. Davis, Joseph E. McAdams and Mark S. Maron on the WHITE proxy card.

DISREGARD ANY GOLD PROXY CARD AND PROXY MATERIAL

YOU RECEIVE FROM OR ON BEHALF OF WESTERN

Your Board urges you not to sign or return any gold proxy card you may already have received or that you will receive from or on behalf of Western. Instead, your Board urges you to complete, sign, date and return only the WHITE proxy card enclosed with this letter and return it in the pre-addressed envelope provided. You may also refer to the instructions on your WHITE proxy card to vote your shares via the Internet or by phone.

Your vote is extremely important, no matter how many or how few shares you own. We urge you to vote today by telephone, online, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. Please do not return the gold card, even to vote against Western’s nominees, as doing so will cancel out any previous vote you cast for the Board’s director nominees.

* * * * * * * * ** * * *

We thank you for your continued support.

Sincerely,

Your Board of Directors

If you have questions or need assistance voting your WHITE proxy card,

please contact:

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885